Exhibit 5.1

Kristin VanderPas

+1 (415) 693-2097

kvanderpas@cooley.com

March 31, 2026

Infleqtion, Inc.

1315 West Century drive, Suite 150

Louisville, Colorado 80027

Re: Infleqtion, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Infleqtion, Inc., a Delaware corporation (the “Company”) (f/k/a Churchill Capital Corp X), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration of (a) the sale by the Company of shares of its common stock, $0.0001 par value per share (“Common Stock”), upon the exercise of outstanding warrants issued by the Company, and (b) the resale of shares of Common Stock and the Private Warrants (as defined below) and held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)	the sale by the Company of up to 10,425,000 shares of Common Stock (the “Warrant Shares”), consisting of:

•	up to 75,000 shares of Common Stock issuable by the Company upon the exercise of certain outstanding warrants (the “Private Warrants”) originally issued in a private placement by the Company; and

•

up to 10,350,000 shares of Common Stock issuable by the Company upon the exercise of certain outstanding warrants (together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of the Company;

(ii)	the resale of up to 121,829,432 shares of Common Stock (the “Selling Stockholder Shares”), consisting of:

•

up to 12,654,760 shares of Common Stock originally issued pursuant to those certain subscription agreements, dated September 8, 2025, by and among the Company (then known as Churchill Capital Corp X) and the investors party thereto (the “PIPE Subscription Agreements”);

•

up to 10,350,000 shares of Common Stock (including up to 1,500,000 shares (the “Vesting Shares”) subject to vesting and forfeiture conditions pursuant to the Sponsor Agreement (as defined below)) originally issued to Churchill Sponsor X, LLC (the “Sponsor”) in connection with the Domestication (as defined below) and subject to the terms of the Amended and Restated Letter Agreement, dated as of September 8, 2025, by and among the Company and the Sponsor (the “Sponsor Agreement”);

•

up to 300,000 shares of Common Stock originally issued in a private placement pursuant to that certain Private Placement Units Purchase Agreement, dated May 13, 2025 (the “CCX Purchase Agreement”), by and between the Company and the Sponsor;

Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111-4004

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Infleqtion, Inc.

March 31, 2026

Page Two

•

up to 98,449,672 shares of Common Stock issued to former securityholders of Legacy Infleqtion (as defined below) pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 8, 2025, by and among the Company (then known as Churchill Capital Corp X), AH Merger Sub I, Inc., AH Merger Sub II, LLC and ColdQuanta, Inc. (“Legacy Infleqtion”) (the “Merger Agreement”); and

•	up to 75,000 Warrant Shares issuable upon the exercise of the Private Warrants; and

(iii)	the resale of up to 75,000 Private Warrants.

We understand that the Public Warrants have been issued in book entry form pursuant to a warrant agreement, dated May 13, 2025 (the “Public Warrant Agreement”), by and between the Company (thenhen known as Churchill Capital Corp X) and Continental Stock Transfer & Trust Company, as warrant agent (“Continental”). We further understand that the Private Warrants have been issued pursuant to a warrant agreement, dated May 13, 2025, by and between the Company (then known as Churchill Capital Corp X) and Continental, as warrant agent (together with the Public Warrant Agreement, the “Warrant Agreements”).

Our opinion is expressed solely with respect to the General Corporation Law of the State of Delaware (the “DGCL”) and, as to the Private Warrants constituting binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Merger Agreement, (d) the Sponsor Agreement, (e) the CCX Purchase Agreement, (f) the PIPE Subscription Agreements, (g) the Warrant Agreements and the form of Warrants attached as exhibits thereto, and (h) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the DGCL (the “Domestication”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388 and to authorize the issuance of its shares prior to the Domestication, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all

Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111-4004

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Infleqtion, Inc.

March 31, 2026

Page Three

consents, approvals and authorizations from applicable Cayman Islands governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, (vi) the issued and outstanding ordinary shares of the Company as an exempted company incorporated under the laws of the Cayman Islands immediately prior to the Domestication, including the Class A Ordinary Shares issued upon the conversion of the Class B Ordinary Shares immediately prior to the Domestication, were validly issued, fully paid and nonassessable, and (vii) all share issuances and documents related thereto (including shares to be issued by the Company after the Domestication) that were authorized by the Company prior to the Domestication, including those to be effected pursuant to the Warrants, the Merger Agreement, the Sponsor Agreement, the PIPE Subscription Agreement and the CCX Purchase Agreement, were done in accordance with all applicable governing documents of the Company as a Cayman Islands exempted company and the laws of the Cayman Islands.

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of Common Stock.

With regard to our opinion concerning the Private Warrants constituting binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Private Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Resale Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Private Warrants.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111-4004

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Infleqtion, Inc.

March 31, 2026

Page Four

2. The Selling Stockholder Shares, other than any Warrant Shares or Vesting Shares included in the Selling Stockholder shares, are validly issued, fully paid and nonassessable.

3. The Vesting Shares have been validly issued are nonassessable and, when the conditions to vesting stated in the Sponsor Agreement have been satisfied, will be fully paid and no longer subject to forfeiture.

4. The Private Warrants constitute valid and binding obligations of the Company.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Kristin VanderPas
Kristin VanderPas

Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111-4004

t: +1 (415) 693-2000 f: +1 (415) 693-2222 cooley.com